                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                 By and Between


                              JAR ACQUISITION CORP.
                                   ("Buyer"),


                               NUCOR CORPORATION,
                                  ("Guarantor")


                                       and


                          BIRMINGHAM STEEL CORPORATION,
                          BIRMINGHAM SOUTHEAST, LLC AND
                        PORT EVERGLADES STEEL CORPORATION
                                   ("Sellers")





                                  May 30, 2002

                                TABLE OF CONTENTS

                                                                 Page No.
1. DEFINITIONS AND REFERENCES.........................................1
   1.01     Definitions...............................................1
   1.02     Certain References........................................9
2. SALE OF ASSETS AND RELATED MATTERS.................................9
   2.01     Sale of Assets............................................9
   2.02     Excluded Assets..........................................11
   2.03     Assumed Liabilities......................................12
   2.04     Excluded Liabilities.....................................12
   2.05     Purchase Price...........................................13
   2.06     Purchase Price Adjustment................................14
3. REPRESENTATIONS AND WARRANTIES OF SELLERS.........................16
   3.01     Organization.............................................16
   3.02     Capitalization of Richmond Recycling.....................17
   3.03     Powers; Consents; Absence of Conflicts...................17
   3.04     Binding Agreement........................................18
   3.05     Third-Party Rights.......................................18
   3.06     Financial Statements.....................................18
   3.07     Recent Activities........................................18
   3.08     Assets...................................................19
   3.09     Inventory................................................19
   3.10     Accounts Receivable......................................20
   3.11     Equipment................................................20
   3.12     Title to Personal Property...............................20
   3.13     Real Property............................................21
   3.14     Environmental Matters....................................22
   3.15     Intellectual Properties/Computer Software................23
   3.16     Permits and License......................................24
   3.17     Agreements and Commitments...............................24
   3.18     The Contracts............................................25
   3.19     Employees and Employee Relations.........................25
   3.20     Employee Benefit Plans...................................26

   3.21     Litigation and Proceedings.................................26
   3.22     Taxes......................................................26
   3.23     Brokers and Finders........................................27
   3.24     Payments...................................................27
   3.25     Customer List..............................................27
   3.26     Compliance with Legal Requirements.........................28
   3.27     No Reliance................................................28
4. REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR...............28
   4.01     Organization...............................................28
   4.02     Powers; Consents; Absence of Conflicts.....................28
   4.03     Binding Agreement..........................................29
   4.04     Brokers and Finders........................................29
   4.05     Adequate Assurance.........................................29
   4.06     Pending or Threatened Proceedings..........................29
5. COVENANTS AND AGREEMENTS OF THE PARTIES.............................29
   5.01     Mechanics of Transaction...................................31
   5.02     Operations.................................................31
   5.03     Certain Actions............................................32
   5.04     Employee Matters...........................................32
   5.05     Access to and Provision of Additional Information..........33
   5.06     Post-Closing Maintenance of and Access to Information......34
   5.07     Governmental Authority Approvals; Consents to Assignment...34
   5.08     Allocation of Purchase Price for Tax Purposes..............36
   5.09     Further Acts and Assurances................................36
   5.10     Costs and Expenses.........................................36
   5.11     Insurance Ratings..........................................37
   5.12     Fulfillment of Conditions..................................37
   5.13     Release of Encumbrances....................................37
   5.14     Dismissal of Litigation....................................37
   5.15     Guaranty of Buyer's Obligations............................37
   5.16     Transfer Taxes.............................................37
   5.17     Use of Name................................................37
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS......................38
   6.01     Representations and Warranties; Covenants..................38
   6.02     Adverse Actions or Proceedings.............................39
   6.03     Pre-Closing Confirmations..................................39
   6.04     Bankruptcy Court Order.....................................39
   6.05     Deliveries at Closing......................................39
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER........................39
   7.01     Representations and Warranties; Covenants..................39
   7.02     Pre-Closing Confirmations and Contractual Consents.........40
   7.03     Adverse Actions or Proceedings.............................41
   7.04     Deliveries at Closing......................................41
   7.05     Material Adverse Effect....................................41
8. CLOSING; TERMINATION OF AGREEMENT...................................41
   8.01     Closing....................................................41
   8.02     Sellers' Closing Deliveries................................42
   8.03     Action of Buyer at Closing.................................43
   8.04     Termination Prior to Closing...............................43
9. GENERAL.............................................................44
   9.01     Schedules..................................................44
   9.02     Tax Effect.................................................44
   9.03     Reproduction of Documents..................................44
   9.04     Consents, Approvals and Discretion.........................44
   9.05     Choice of Law; Submission to Jurisdiction..................45
   9.06     Benefit; Assignment........................................45
   9.07     No Third Party Beneficiary.................................45
   9.08     Waiver of Breach, Right or Remedy..........................45
   9.09     Notices....................................................46
   9.10     Severability...............................................47
   9.11     Entire Agreement; Counterparts; Amendment..................47
   9.12     Survival...................................................47
   9.13     Drafting...................................................48
   9.14     Publicity..................................................48

                            ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 30th day of May, 2002, by and between JAR ACQUISITION CORP., a Delaware corporation (together with its assignees, if any, "Buyer"), NUCOR CORPORATION, a Delaware corporation ("Guarantor"), BIRMINGHAM STEEL CORPORATION, a Delaware corporation ("BSC"), BIRMINGHAM SOUTHEAST, LLC, a Delaware limited liability company ("BSE"), and PORT EVERGLADES STEEL CORPORATION, a Delaware corporation ("PESCO"). BSE, BSC and PESCO are collectively sometimes hereinafter referred to as the "Sellers" and each individually as a "Seller".


                                   WITNESSETH

     WHEREAS, Sellers desire to sell the Assets (as hereinafter defined) to Buyer, and Buyer desires to purchase the Assets from Sellers, on the terms and subject to the conditions set forth in this Agreement,

     NOW, THEREFORE, for and in consideration of the foregoing premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and accepted, Guarantor, Buyer and Sellers, intending to be legally bound, hereby agree as follows:


1.       DEFINITIONS AND REFERENCES

1.01     Definitions.

     As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

     AAA: the American Arbitration Association;

     Accounts Receivable: all accounts receivable of Sellers arising out of the Business, of whatever kind or nature, including all current or deferred rights to payment for projects completed or commenced or services rendered on or prior to the Closing Date, whether or not such services have been billed by BSC, BSE, and/or PESCO as of the Closing Date (not including refunds, if any, of taxes relating to any period prior to the Closing), and all claims, remedies and other rights related thereto, but excluding those accounts receivable from Discontinued Operations;

     Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person, including the power to direct or cause the direction of the management and policies of a Person, whether through the beneficial ownership of more than fifty percent (50%) of the equity securities of such Person, election or appointment of directors, by Contract or otherwise;

     Agreement: this Asset Purchase Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by Buyer and Sellers from time to time;

     Alternative Transaction: as defined in Section 5.01;

     Antitrust Laws: the Sherman Act (as amended), the Clayton Act (as amended), the HSR Act, the Federal Trade Commission Act (as amended) and all other federal, state, commonwealth, foreign, multinational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Arbiter: as defined in Section 2.06(c);

     ASW: American Steel & Wire Corporation, a Delaware corporation wholly-owned by BSC;

     Assets: the BSC Assets, BSE Assets, and the PESCO Assets; however, in all cases not including any of the Excluded Assets;

     Assumed Contracts: as defined in Section 2.01(f);

     Assumed Liabilities: only the liabilities and obligations of Sellers set forth on Schedule 2.03 and no other liabilities of Sellers whatsoever;

     Audited Financial Statements: the audited consolidated balance sheets and the audited consolidated statements of operations and consolidated statements of cash flows of BSC for the fiscal years ended June 30, 2000 and June 30, 2001, together with the notes thereto and the report thereon of Ernst & Young, LLP, independent certified public accountants, and any audited restatements thereof;

     Auditor: as defined in Section 2.06(a);

     Balance Sheet Date: March 31, 2002.

     Bankruptcy Code: 11 U.S.C.ss.ss. 101 et seq., and applicable federal rules of bankruptcy procedure thereunder;

     Bankruptcy Court: the United States Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware or such other court to which the bankruptcy proceedings of any of the Sellers may be transferred;

     BRIC: as defined in Section 3.02;

     BSC: as defined in the Preamble;

     BSC Assets: all of BSC's assets used or held for use in the Business (whether real, personal and mixed, tangible and intangible), including, but not limited to, any assets owned by BSC or leased by BSC pursuant to capital or operating leases which are Assumed Contracts and also including the Memphis Equipment Lease Assets and the Richmond Interests;

     BSE: as defined in the Preamble;

     BSE Assets: all of BSE's assets used or held for use in the Business, (whether real, personal and mixed, tangible and intangible), including, but not limited to, any assets owned by BSE or leased by BSE pursuant to capital or operating leases which are Assumed Contracts, in its Steel Mill Facility in Jackson, Mississippi;

     Business: the business operated in connection with the steel mills and ancillary facilities related thereto owned, leased, managed or otherwise operated or conducted by BSC, BSE and PESCO, including but not limited to those located at (i) the Steel Mill Facilities, (ii) the PESCO facilities located in Ft. Lauderdale, Orlando and Tampa, Florida, and/or (iii) the corporate office and related assets in Birmingham, Alabama, but excluding the Discontinued Operations;

     Business Day: any day on which the banks located in Charlotte, North Carolina are open for and conduct business, excluding any Saturday, Sunday and/or public holiday observed by banks located in Charlotte, North Carolina;

     Buyer: as defined in the Preamble;

     Buyer's Auditors: as defined in Section 2.06(a);

     Cash: cash and cash equivalents;

     Closing: as defined in Section 8.01;

     Closing Date: the date on or as of which the Closing occurs;

     Code: the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

     Contracts: all commitments, contracts, leases, licenses, agreements and understandings, written or oral, relating to the Assets or the operation of the Business to which BSC, BSE, PESCO or BRIC is a party or by which it or any of its Assets are bound;

     Controlled Group: with respect to BSC, a group consisting of each trade or business (whether or not incorporated) that, together with BSC, would be deemed a "single employer" within the meaning of ss.4001(b)(1) of ERISA or subsections
(b), (c), (m) or (o) of ss.414 of the Code;

     Discontinued Operations: those steel mill plant facilities either currently or formerly owned by BSC, BSE, or ASW located in Cleveland, Ohio; Cartersville, Georgia; and Joliet, Illinois;

     Effective Date: the latest date on which the last of Sellers, Buyer and Guarantor execute this Agreement;

     Employee Benefit Plan: any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program;

     Employee Pension Benefit Plan: each profit sharing, stock bonus or other "pension" plan, fund or program (within the meaning ofss.3(1) of ERISA);

     Employee Welfare Benefit Plan: each medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning ofss.3(1) of ERISA);

     Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens (including but not limited to Tax liens), pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, rights of setoff, rights of recompense and other similar rights, options to purchase, restrictions, easements, covenants and other encumbrances, and agreements or commitments to create or suffer any of the foregoing;

     Environmental Claim: any written notice by a Person alleging liability (including liability for investigatory costs, cleanup costs, Governmental Authority response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Waste at any location, whether or not owned by any Seller; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws; or (c) circumstances in which a Seller has or may have retained or assumed either contractually or by operation of law any liability for any Environmental Claims alleged or asserted against any third party;

     Environmental Laws: any and all Legal Requirements in effect at the Effective Date relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Waste, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Waste;

     ERISA: the Employee Retirement Income Security Act of 1974, as amended;

     Escrow Agent: as defined in the Escrow Agreement;

     Escrow Agreement: as defined in Section 2.05(b);

     Excluded Assets: as defined in Section 2.02;

     Excluded Liabilities: any and all liabilities or obligations of any of the Sellers of any kind or nature, other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising before or after the Closing, including, but not limited to, claims relating to professional liability, errors and omissions, pending and threatened litigation, or pending or future Environmental Claims;

     Filing Date: as defined in Section 5.07(b);

     GAAP: United States generally accepted accounting principles as in effect from time to time;

     Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts (including the Bankruptcy Court), instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision;

     Hazardous Waste: chemicals, pollutants, contaminants, medical waste or specimens, toxic substances, petroleum and petroleum products, including hazardous wastes under the Resource, Conservation and Recovery Act, as amended, 42 U.S.C.ss.6903 et seq., hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, and low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder;

     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     Intellectual Properties: all of BSC's, BSE's and PESCO's right, title and interest in and to marks, names, and all variations of the foregoing, all United States and foreign trademarks, service marks, tradenames, assumed names, logos, designs, including all goodwill associated therewith, patents, patent rights, registered designs, copyrights, software, mask works and all other trade secrets, know-how, proprietary intellectual property rights, confidential business information (including research and development, manufacturing and production processes and techniques and pricing and cost information) and similar intangibles (including all variants thereof, applications therefor and renewals or extensions thereof) that are, in each case with respect to any of the Sellers, used or held for use in connection with the Business;

     Interim Financial Statements: the unaudited consolidated balance sheet of BSC as of March 31, 2002 and consolidated statement of operations and consolidated statements of cash flows of BSC for the three (3) months ended March 31, 2002 ("the Balance Sheet Date"), attached to this Agreement as
Schedule 3.06;

     Inventory: all inventories of Sellers, but not including any inventories consigned to or by Sellers, used or held for use in connection with the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods;

     Knowledge of Buyer: means the actual knowledge of the executive officers of Buyer;

     Knowledge of Sellers: means the actual knowledge of any member of the senior management team of Sellers listed on Schedule 1.01(a).

     Legal Requirements: all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, judgments, orders, writs, injunctions, decrees, determinations or awards of any Governmental Authority;

     Memphis Equipment Lease Assets: the equipment that is subject to a leveraged lease by BSC at the Steel Mill Facility in Memphis, Tennessee, and which is set forth in Schedule 1.01(b);

     Multiemployer Plan: defined inss.ss.3(37) or 4001(a)(3) of ERISA;

     Multiple Employer Plan: an Employee Pension Benefit Plan that is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes BSC is or has been a contributing sponsor;

     Net Inventory and Receivables: means an amount equal to the book value of the Accounts Receivable of the Sellers (net of reserves for doubtful accounts) plus the value of the Inventory (net of reserves for obsolete Inventory), each as of the close of business on the Business Day immediately preceding the Closing Date determined in accordance with GAAP consistently applied in accordance with Sellers' past practices;

     Net Inventory and Receivables Statement: a statement of the Net Inventory and Receivables, prepared jointly by the Auditors or individually by each Auditor as of the close of Business on the Business Day immediately preceding the Closing Date as more specifically set forth in Sections 2.06(b) and 2.06(c);

     Ordinary Course of Business: any action taken by any Seller will be deemed to have been taken in the ordinary course of business only if that action is consistent in nature, scope and magnitude with the past practices of such Seller and is taken in the ordinary course of the normal, day-to-day operations of such Seller;

     Other Plan: any Contract, program or arrangement that provides cash or noncash benefits or perquisites to current or former employees of Sellers, but that is not an Employee Benefit Plan, as set forth on Schedule 3.20(a);

     Party: any party to this Agreement, its successors and assigns;

     Permits: all licenses, permits, consents, approvals and other authorizations of or from all Governmental Authorities that are necessary to the ownership of the Assets or in the conduct of the Business as of the Effective Date;

     Permitted Encumbrances: those Encumbrances set forth on Schedule 1.01(c);

     Person: any individual, company, body corporate, association, partnership, firm, joint venture, trust, trustee or Governmental Authority;

     PESCO: as defined in the Preamble;

     PESCO Assets: all of PESCO's assets used or held for use in the Business, (whether real, personal and mixed, tangible and intangible), including, but not limited to, any assets owned by PESCO or leased by PESCO pursuant to capital or operating leases which are Assumed Contracts;

     Plan: as defined in Section 5.01;

     Plan Support Agreement: as defined in Section 5.01;

     Purchase Price: as defined in Section 2.05(a);

     Real Property: all real property which is owned or leased by Sellers and related to the Business and all easements thereon granted to Sellers;

     Real Property Owned: all Real Property which is owned by Sellers. The Real Property Owned is set forth on Schedule 2.01(a);

     Richmond Interests: fifty percent (50%) of the ownership interests of Richmond Recycling;

     Richmond Recycling: Richmond Steel Recycling Limited, a Yukon, Canada limited liability company;

     Sections: sections of the Agreement, unless the context indicates otherwise;

     Secured Parties: those lenders and lessors to, and holders of debt securities of, Sellers which are signatories to the Plan Support Agreement;

     Secured Party Representative: as defined in the Plan Support Agreement;

     Securities Act: the Securities Act of 1933, as amended;

     Sellers' Auditors: as defined in Section 2.06(a);

     Steel Mill Facilities: (i) the BSC steel mill plant facilities located in Birmingham, Alabama; Kankakee, Illinois; Seattle, Washington and Memphis, Tennessee, (ii) the Klean recycling facility in Jackson, Mississippi, and (iii) the BSE steel mill plant facilities in Jackson, Mississippi (each, individually, a Steel Mill Facility);

     Subsidiaries: as to any Person, a corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more of the voting power of the outstanding voting equity securities or fifty percent (50%) or more of the outstanding economic equity interest is held or controlled, directly or indirectly, by such Person;

     Tangible Personal Property: all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, motor vehicles and other items of tangible personal property (other than inventory and Cash on hand as of the Closing Date) of every kind owned or leased by BSC, BSE, or PESCO and related to the Business (wherever located and whether or not carried on Sellers' books), together with any express or implied warranties (if and to the extent transferable) by the manufacturers, vendors or lessors of such property or of any item or component part thereof, and all maintenance records and other documents related thereto. The Tangible Personal Property is set forth on

Schedule 2.01(b);

     Tangible Personal Property Owned: all Tangible Personal Property owned by BSC, BSE and PESCO;

     Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, privilege, premium, windfall profits, environmental (including taxes under ss.59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, sales, use, transfer, registration, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, that are due or alleged to be due to any Governmental Authority, whether disputed or not;

     Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

     Transaction: the sale and purchase of the Assets contemplated in this Agreement, together with any and all related transactions and proceedings designed to implement, facilitate or expedite such sale and purchase of the Assets;

     WARN Act: the Worker's Adjustment and Retraining Notification Act, as amended, 29 U.S.C. ss.ss.2101-2109.

1.02     Certain References.

     As used in this Agreement, and unless the context requires otherwise:

          (a) references to "include" or "including" mean including without limitation;

          (b) references to "partners" include general and limited partners of partnerships and members of limited liability companies;

          (c) references to "partnerships" include general and limited partnerships, joint ventures and limited liability companies;

          (d) references to "hereof, "herein" and derivative or similar words refer to this Agreement;

          (e) references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

          (f) references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

          (g) the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural; and

          (h) the divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2.       SALE OF ASSETS AND RELATED MATTERS

2.01     Sale of Assets.

     Subject to the terms and conditions of this Agreement, at Closing, BSC, BSE, and PESCO shall each sell, assign, convey, transfer and deliver to Buyer, and shall cause their Subsidiaries (other than Richmond Recycling and its Subsidiaries), as applicable, to sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Sellers or their Subsidiaries (other than Richmond Recycling and its Subsidiaries), as applicable, the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, including but not limited to the following:

          (a)  the Real Property Owned;

          (b)  all Tangible Personal Property Owned;

          (c)  all Inventory;

          (d)  all Accounts Receivable;

          (e) all financial, project-related, personnel and other records of the Business (including equipment records, project plans, documents, catalogs, books, records, files and operating manuals);

          (f) all interests of Sellers in the Contracts listed in Schedule 2.01(f) (the "Assumed Contracts"). Buyer at its option may amend such Schedule at any time during the period commencing on the Effective Date and ending on the earlier of (i) the fifth Business Day immediately preceding the Closing Date or (ii) the sixtieth day after the Effective Date by adding any or all of the additional contracts relating to the Steel Mill Facility at Memphis, Tennessee as more particularly described on Schedule 2.01(f)(i);

          (g) all Permits and other approvals (including pending approvals) of Governmental Authorities relating to the ownership, development and operations of the Business or the Assets, including the Permits described on Schedule 2.01(g), to the extent transferable or assignable under applicable Legal Requirements;

          (h) all interests of Sellers in and to all Intellectual Properties and all computer software, databases, programs and similar systems (including data and related documentation) owned or licensed by BSC, BSE or PESCO for use in the Business, including, but not limited to those set forth on Schedule 2.01(h), excluding non-transferable software licenses unless transferable through bankruptcy;

          (i) the Richmond Interests or, at Buyer's option, all of the issued and outstanding capital stock of BRIC;

          (j) all books and records of Sellers relating to operations and sales of the Business and of Richmond Recycling;

          (k)  all general intangibles of the Business, including goodwill;

          (l) all security or other deposits relating to (i) the Real Property and/or (ii) any equipment owned or leased by Sellers in connection with the Business;

          (m)  any prepaid expenses other than those related to Excluded Assets;

          (n) to the extent held by or available to any Seller after such Seller's commercially reasonable inquiry and investigation, all supplier lists, customer lists and sales invoices for the last three fiscal years related to the Business, whether generated by, or used by, any Seller or any Seller Subsidiary;

          (o) all other property of Sellers of every kind, character or description, tangible and intangible, known or unknown, wherever located and whether or not reflected on the Audited Financial Statements or Interim Financial Statements, or similar to the properties described above, and used or held for use in connection with the Business, except for the Excluded Assets; and

          (p) any and all claims and causes of action of Sellers against Buyer, its Affiliates, and their respective officers, directors, employees and representatives, including, without limitation, the claims and causes of action set forth on Schedule 2.01(p).

2.02     Excluded Assets.

     Notwithstanding the generality of Section 2.01, the following assets are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets (collectively, the "Excluded Assets"):

          (a)  the capital stock of PESCO and the equity interests in BSE;

          (b) those other assets of Sellers specifically set forth on Schedule 2.02(b);

          (c) any avoidance claims available to Sellers under Chapter 5 of the Bankruptcy Code and all claims relating to Excluded Liabilities;

          (d) all rights of the Sellers under this Agreement and the Plan Support Agreement;

          (e)  all Cash and bank accounts;

          (f) the corporate minute books, stock records and related documents and tax records of Sellers, subject to Buyer's rights pursuant to Section
     5.06 hereof.

          (g)  any rights of Sellers in or to any refund or credit for Taxes;

          (h) those Permits and other approvals of Governmental Authorities relating to the ownership, development and operations of the Business or the Assets, listed on Schedule 2.02(h) hereof;

          (i) any ownership interests of BSC in BSC's subsidiary, ASW, and its facilities at Joliet, Illinois;

          (j) any interest or obligation of BSC related to American Iron Reduction, LLC;

          (k) any other assets excluded by mutual written agreement of Buyer and Sellers;

          (l) the capital stock or any equity interests in Birmingham Steel Management, Inc.; Birmingham East Coast Holdings, LLC; BRIC; Midwest Holdings, Inc.; and Cumberland Recyclers, LLC;

          (m) any and all claims and causes of action, including privileges related thereto, of any Seller against third parties, excluding those set forth in Schedule 2.01(p);

          (n) any and all rights of Sellers under any Contract other than the Assumed Contracts; and

          (o) all interests of Sellers in and to the Intellectual Properties that are non-transferable unless transferable through bankruptcy.

2.03     Assumed Liabilities.

     As of the Closing Date, Buyer shall assume only the Assumed Liabilities.

2.04     Excluded Liabilities.

     Under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to, any Excluded Liabilities, including, but not limited to, the following liabilities, which shall be and remain liabilities of the Sellers, as applicable:

          (a) liabilities not listed on the list of Assumed Liabilities contained in Schedule 2.03;

          (b)  liabilities or obligations associated with any Excluded Assets;

          (c) liabilities or obligations associated with any and all indebtedness of any Seller for borrowed money;

          (d) liabilities or obligations arising under any contracts related to BSC's Steel Mill Facility in Memphis, Tennessee, except as may be subsequently assumed by Buyer pursuant to Section 2.01(f);

          (e) liabilities or obligations arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions that occurred, or arise from events that occurred, prior to the Closing Date, including but not limited to such liabilities or obligations as are reflected on the Interim Financial Statements;

          (f) liabilities or obligations of any Seller (i) to any of its employees (ii) with respect to any Employee Benefit Plan or Other Plan maintained or contributed by any Seller or any trade or business that is or has ever been under common control or that is or has ever been treated as a single employer with any Seller under Section 414 of the Code, and (iii) to the Internal Revenue Service or any other Governmental Authority relating to any of its employees, whether or not triggered by the Transaction or the announcement thereof;

          (g) penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by any Seller of any Legal Requirement prior to the Closing Date;

          (h) liabilities or obligations under the WARN Act, if any, arising out of or resulting from layoffs or termination of employees by any Seller prior to Closing and/or the consummation of the Transaction sufficient in the aggregate to require notice under the WARN Act;

          (i) liabilities related to the use by any Seller of cash collateral underss.363(c) of the Bankruptcy Code;

          (j) all liabilities for expenses of any Seller (i) for the negotiation and preparation of this Agreement and (ii) relating to the Transaction, including those related to legal counsel, accounting, brokerage and investment advisors fees and disbursements;

          (k)  liabilities or obligations for Taxes, whether known or unknown;

          (l) liabilities or obligations of any Seller which are not related to the Assets;

          (m) liabilities or obligations for Environmental Claims arising out of or in connection with acts or omissions that occurred, or arise from events that occurred, prior to the Closing Date; and

          (n) liabilities or obligations of Sellers associated with any contract which is not an Assumed Contract.

2.05     Purchase Price

          (a) Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers and the covenants of Sellers herein set forth and as consideration for the sale and purchase of the Assets, at Closing, Buyer shall purchase the Assets, shall assume the Assumed Liabilities and shall tender to Sellers as the purchase price, plus or minus any adjustment in accordance with Section 2.06, the sum of Six Hundred Fifteen Million Dollars (US $615,000,000) (the "Purchase Price"). The Parties acknowledge and agree that US $75,000,000 of the Purchase Price is for the purchase of the Steel Mill Facility in Jackson, Mississippi, and the Net Inventory and Receivables associated thereto, and that the balance of the Purchase Price is for the remaining Assets.

          (b) At Closing, the Purchase Price, as adjusted pursuant to Section 2.06, shall be paid by Buyer to Sellers in immediately available funds by wire transfer to an account specified by Sellers. Any adjustment to the Purchase Price shall be paid in accordance with Section 2.06.

2.06     Purchase Price Adjustment

          (a) Adjustment Based on Net Inventory and Receivables. Subject to the limitations stated herein, the Purchase Price shall be increased or decreased on a dollar per dollar basis to the extent that the Net Inventory and Receivables is greater than or less than US $122.5 million at Closing as determined in accordance with this Section 2.06. In the case of an upward adjustment, the maximum permitted adjustment will be $5 million. In the event of a downward adjustment, only that amount in excess of $5 million shall be deducted from the Purchase Price.

          (b) Determination of Net Inventory and Receivables. Prior to the Closing Date at such time as the Auditors (hereinafter defined) shall mutually determine, Ernst & Young, LLP ("Sellers' Auditor") shall conduct audit procedures of the Accounts Receivable and Inventory in accordance with auditing procedures generally accepted in the United States and bring such audit forward to the day prior to the Closing Date in order to prepare the Net Inventory and Receivables Statement. In preparing the Net Inventory and Receivables Statement, Seller's Auditor shall value the Inventory and Accounts Receivable in accordance with GAAP consistently applied in accordance with Sellers' past practices. PricewaterhouseCoopers, LLP ("Buyers Auditor") shall be allowed to observe the auditing procedures and to review Seller's accounting records, and Seller's Auditor shall provide Buyer's Auditor with copies of its working papers as they are being prepared during the audit. (Seller's Auditor and Buyer's Auditor are sometimes hereinafter collectively called the "Auditors" and each, an "Auditor"). Representatives of both Buyer and Sellers may be present at the physical audits of Inventory conducted by Seller's Auditor. The Net Inventory and Receivables Statement shall be completed and delivered by Seller's Auditor to Buyer, BSC, Buyer's Auditors and the Secured Party Representative one day prior to the Closing Date.

          (c) Disagreement with respect to Net Inventory and Receivables. If the Buyer's Auditor does not agree with the Net Inventory and Receivables Statement prepared by Seller's Auditor, Buyer's Auditor, utilizing the same agreed procedures, shall prepare a separate Net Inventory and Receivables

     Statement and shall provide the same, together with its working papers and/or rebuttal documents, to Buyer, Sellers and the Secured Party Representative on the Closing Date. If the Secured Party Representative disagrees with the Net Inventory and Receivables Statement prepared by Buyer's Auditor, the Closing shall nevertheless proceed; provided, however, that the Purchase Price paid at Closing shall be adjusted as provided in
     Section 2.06(a) utilizing the value of the Net Inventory and Receivables determined by Buyer's Auditor. Buyer and Secured Party Representative shall use good faith efforts to resolve the disagreement between the Seller's Auditor and Buyer's Auditor as to the Net Inventory and Receivables within five (5) business days after Closing.

          If on the fifth business day after Closing, Buyer and Secured Party Representative have not agreed on the Net Inventory and Receivables, then the issues in dispute shall be submitted to Deloitte & Touche LLP (the "Arbiter") to be finally settled. The Arbiter shall be engaged on behalf of Sellers by the firm of Bradley, Arant, Rose & White, LLP, Sellers' bankruptcy attorneys. Upon such submittal to the Arbiter, each Auditor shall immediately provide its Net Inventory and Receivables Statement and all of its working papers and/or rebuttal documents regarding its Net Inventory and Receivables Statement to the Arbiter and shall cooperate with the Arbiter as reasonably necessary so that the Arbiter may render an informed decision. The Arbiter shall determine the Net Inventory and Receivables within fifteen (15) days of submittal to it of the issues in dispute, based only upon the papers received from the Auditors and the Net Inventory and Receivables Statements provided to it by each Auditor, and its interviews, if any, with the Auditors; provided, however, that the determination of the Net Inventory and Receivables by the Arbiter may not be more than the largest value, or lower than the lowest value, of the Net Inventory and Receivables determined by the Auditors. The Arbiter shall not discuss the matters in dispute with the Parties or the Secured Party Representative. The decision of the Arbiter shall be binding and conclusive on Buyer, Sellers and Secured Party Representative.

          (d) Payment. Within two business days of: (i) the agreement on the Net Inventory and Receivables after the Closing as set forth in Section 2.06(c) or (ii) the determination of the Net Inventory and Receivables by the Arbiter under Section 2.06(c), as the case may be, Buyer shall pay to Sellers an amount which represents the difference in the Net Inventory and Receivables as determined by Buyers Auditor and the Net Inventory and Receivables as determined by agreement in (i) above or by the Arbiter in
     (ii) above, whichever is applicable, such amount to be paid in immediately available funds by wire transfer to an account specified by Sellers. Buyer shall pay the fees of Buyer's Auditor and Sellers shall pay the fees of Sellers' Auditor and the Arbiter.

          (e) Prorations. The Purchase Price shall be subject to an adjustment for ad valorem Taxes. Ad valorem real and tangible personal property taxes with respect to the Assets for the calendar year in which the Closing occurs shall be prorated between Sellers and Buyer as of the Closing Date on the basis of no applicable discount. If the amount of such Taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the Taxes with respect to such Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage applied. The prorated Taxes shall be an adjustment to the Purchase Price due from Buyer at the Closing.

          (f) Delivery of the Richmond Interests. Notwithstanding any other provision of this Agreement, in the event Sellers are unable to deliver at the Closing good and valid title to the Richmond Interests, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer does not elect to take all of the issued and outstanding capital stock of BRIC pursuant to Section 2.01(i), the Purchase Price shall be reduced by an amount equal to US $550,000, and Sellers shall be relieved of their obligations under Section 8.02(g).

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer that the statements contained in Article 3 are correct and complete as of the Effective Date and, except where limited to a specific date, shall be correct and complete as of the Closing
Date:

3.01     Organization.

          (a) BSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BSC is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of BSC's assets or properties, or the conduct or nature of the Business, makes such licensing, qualification or admission necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the ownership of the Assets by Buyer.

          (b) BSE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BSE is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of BSE's assets or properties, or the conduct or nature of the Business, makes such licensing, qualification or admission necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the ownership of the Assets by Buyer.

          (c) PESCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PESCO is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of PESCO's assets or properties, or the conduct or nature of the Business, makes such licensing, qualification or admission necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the ownership of the Assets by Buyer.

          (d) To the Knowledge of Sellers, Richmond Recycling is a limited liability company duly organized, validly existing and in good standing under the laws of Yukon, Canada. To the Knowledge of Sellers, Richmond Recycling is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of Richmond Recycling's assets or properties, or the conduct or nature of the portion of the Business conducted by Richmond Recycling, makes such licensing, qualification or admission necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the ownership of the Assets and the Richmond Interests by Buyer.

3.02     Capitalization of Richmond Recycling.

     The issued and outstanding equity securities of Richmond Recycling consist solely of 100 shares, of which fifty percent (50%) are held by Birmingham Recycling Investment Company, a wholly-owned subsidiary of BSC ("BRIC"). BRIC is and will be on the Closing Date the record and beneficial owner of all of the Richmond Interests, free and clear of all Encumbrances other than Permitted Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Richmond Interests. The Richmond Interests have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.02, there are no Contracts relating to the issuance, sale, or transfer of the Richmond Interests. To the

Knowledge of Sellers, none of the outstanding equity securities or other securities of Richmond Recycling was issued in violation of the Securities Act or any other Legal Requirement.

3.03     Powers; Consents; Absence of Conflicts.

     Subject to approval of this Agreement by the Bankruptcy Court, (i) BSC, BSE and PESCO have the requisite power and authority to conduct their businesses (including the Business) as now being conducted; (ii) Richmond Recycling has the requisite power and authority to conduct its business; (iii) each Seller has the requisite power to enter into, execute, and perform all obligations under this Agreement. Further, the execution, delivery and performance hereof, and the consummation of the Transaction:

          (a) except as set forth on Schedule 3.03(a), are within the powers of each Seller, are not in contravention of the terms of any certificate of formation, bylaws or other organizational documents or shareholder or member agreements of BSC, BSE, or PESCO (or the organizational documents of Richmond Recycling), each as amended to date, and have been duly authorized by all necessary board, stockholder and member action of each Seller and Richmond Recycling;

          (b) except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.03(b) and except where the failure to obtain any approval or consent of, or make any filing with, would not result in a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the Assets, do not require any approval or consent of, or filing with, any Governmental Authority;

          (c) except as set forth on Schedule 3.03(c), do not conflict with or result in any breach or contravention of any Assumed Contract to which BSC, BSE or PESCO is a party or by which it is bound; and

          (d) except as set forth on Schedule 3.03(d) and except where the violation would not result in a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the Assets, do not violate any Legal Requirement to which BSC, BSE, PESCO, or Richmond Recycling or the Assets may be subject.

3.04     Binding Agreement.

     This Agreement and all instruments and agreements hereunder to which either BSC, BSE or PESCO is or becomes a party are (or upon execution will be) valid and legally binding obligations of BSC, BSE and PESCO, as the case may be, enforceable against BSC, BSE and PESCO in accordance with the respective terms hereof or thereof, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally.

3.05     Third-Party Rights.

     Except as set forth on Schedule 3.05, there are no agreements with, or options, commitments or rights in favor of, any Person to directly or indirectly acquire any of the Assets, the Richmond Interests, or any interest therein.

3.06     Financial Statements.

     Attached as Schedule 3.06 are copies of the Audited Financial Statements and the Interim Financial Statements. Except as disclosed on Schedule 3.06, the Audited Financial Statements and Interim Financial Statements are true, complete and accurate in all material respects, are consistent with the books and records of Sellers and fairly present the financial condition and results of operations of Sellers as of the dates thereof and for the periods therein referred to, all in accordance with GAAP.

3.07     Recent Activities.

     Since the Balance Sheet Date, except as set forth on Schedule 3.07:

          (a) no damage, destruction or loss (whether or not covered by insurance) has occurred that individually or in the aggregate would have a material adverse effect on the ownership, operation or use of the Assets;

          (b) Sellers have not sold, leased, assigned, transferred, distributed or otherwise disposed of any of the Assets, except for sales of Inventory for fair consideration in the Ordinary Course of Business;

          (c) Sellers have not canceled or waived any claims or rights in respect of the Assets;

          (d) Sellers have not entered into any contract, agreement, lease or license relating to the Assets or the Business outside the Ordinary Course of Business;

          (e) there has been no acceleration, material modification to, termination of, or cancellation of, or receipt of notice of termination of any Assumed Contract or Contracts listed on Schedule 2.01(f)(i);

          (f) there has been no material change in the accounting methods used by BSC, BSE or PESCO; and

          (g) neither BSC, BSE nor PESCO has entered into any Contract, whether oral or written, to do any of the foregoing.

3.08     Assets.

          (a) Except as set forth on Schedule 3.08(a), (i) the BSC Assets constitute all assets that are owned or leased by BSC and used to conduct the portion of the Business conducted by BSC; and (ii) no Person other than BSC owns, holds title to or has any other direct, indirect or beneficial interest in any of the BSC Assets.

          (b) Except as set forth on Schedule 3.08(b), (i) the BSE Assets constitute all assets that are owned or leased by BSE and used to conduct the portion of the Business conducted by BSE; and (ii) no Person other than BSE owns, holds title to or has any other direct, indirect or beneficial interest in any of the BSE Assets.

          (c) Except as set forth on Schedule 3.08(c), (i) the PESCO Assets constitute all assets that are owned or leased by PESCO and used to conduct the portion of the Business operated by PESCO; and (ii) no Person other than PESCO owns, holds title to or has any other direct, indirect or beneficial interest in any of the PESCO Assets.

          (d) The Assets (i) constitute all of the assets necessary to operate the Business in substantially the same manner presently operated by Sellers and (ii) include all of the operating assets of the Business.

3.09     Inventory

     All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of Seller as of the Closing Date. No Seller is in possession of any Inventory not owned by such Seller, including goods already sold. All of the Inventory has been valued at the lower of cost or market value on a first in, first out basis.

3.10     Accounts Receivable.

         All Accounts Receivable that are reflected on the accounting records of Seller represent or will represent valid obligations arising from sales actually made by Sellers in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the accounting records of Sellers as of the Closing Date (which reserves are adequate and calculated such that the Accounts Receivable balance is in accordance with GAAP). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.

3.11     Equipment.

     Except as set forth on Schedule 3.11 and except where the failure would not result in a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the equipment included within the Assets, all equipment included within the Assets has been maintained in accordance with manufacturer requirements and is in good operating condition except for ordinary wear and tear.

3.12     Title to Personal Property.

          (a) Except as described on Schedule 3.12(a), BSC owns and holds good, marketable and valid title or leasehold title, as the case may be, to all the BSC Assets (other than its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances. At Closing, BSC will convey to Buyer good and valid title to all the BSC Assets (other than its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances other than Permitted Encumbrances.

          (b) Except as described on Schedule 3.12(b), PESCO owns and holds good, marketable and valid title or leasehold title, as the case may be, to all the PESCO Assets (other than the its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances. At Closing, BSC shall cause PESCO to convey to Buyer good and valid title to all the PESCO Assets (other than its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances other than Permitted Encumbrances.

          (c) Except as described on Schedule 3.12(c), BSE owns and holds good, marketable and valid title or leasehold title, as the case may be, to all the BSE Assets (other than its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances. At Closing, BSE shall convey to Buyer good and valid title to all the BSE Assets (other than its portion of the Real Property which is specifically addressed in Section 3.13), free and clear of any Encumbrances other than Permitted Encumbrances.

3.13     Real Property.

          (a) Except as set forth on Schedule 3.13(a), Sellers own and hold good and marketable fee simple or leasehold title, as the case may be, to the Real Property, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto, free and clear of any Encumbrances, and the Real Property comprises all of the real property owned or leased by such party that is used by Sellers in the operation of such party's portion of the Business.

          (b) At the Closing, Sellers will convey to Buyer good and marketable fee simple or leasehold title, as the case may be, to the Real Property, respectively, free and clear of any Encumbrances other than the Permitted Encumbrances.

          (c) There are no pending or, to the Knowledge of Sellers, threatened condemnation or similar proceedings or special assessments relating to the Real Property, or any portion thereof.

          (d) Except as set forth on Schedule 3.13(d), there are no contract rights, leases, subleases, licenses, options to purchase or lease, or other agreements, written or oral, granting to any party the right to purchase or lease, the right of first refusal to purchase or lease, or the right of use or occupancy related to any portion of the Real Property.

          (e) Except as set forth on Schedule 3.13(e), Sellers have received all required approvals of Governmental Authorities (including, without limitation, Permits and certificates of occupancy or other such certificates permitting lawful occupancy of Real Property) required in connection with its use of the Real Property and all improvements thereon, except where a failure to obtain such approvals would not individually or in the aggregate have a material adverse effect on the ownership or use of the Real Property or its operation of the Business.

          (f) Except as set forth in Schedule 3.13(f), with respect to any Real Property leased or subleased by BSC, BSE or PESCO:

               (i) all such leases or subleases are legal, valid, binding, enforceable and in full force and effect and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally;

               (ii) no Seller who is a party to any such lease or sublease is in breach or default, and to the Knowledge of Sellers, no other party to any such lease or sublease is in breach or default, and to the Knowledge of Sellers no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

               (iii) to the Knowledge of Sellers, there are no disputes, oral agreements, or forbearance programs in effect as to any such lease or sublease;

               (iv) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any lease or sublease; and

               (v) all Real Property leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable Legal Requirements, except where a failure to do so would not individually or in the aggregate have a material adverse effect on the leasehold interest or use of such Real Property by Buyer.

3.14     Environmental Matters.

          (a) Except as set forth on Schedule 3.14(a), the Business is, and has been, in material compliance with all applicable Environmental Laws, except where failure to do so would not individually or in the aggregate have a material adverse effect on the Buyer or the ownership or use of the Assets.

          (b) Except as set forth on Schedule 3.14(b), Sellers have not received any Environmental Claim; nor to the Knowledge of Sellers is there any basis for any Environmental Claim including, without limitation, knowledge of any actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Hazardous Waste, whether relating to the Assets or the Business, except for Environmental Claims that would not individually or in the aggregate have a material adverse effect on the Buyer or the ownership or use of the Assets.

          (c) Except as set forth on Schedule 3.14(c), to the Knowledge of Sellers there is no existing contamination by, and there has not been any release by any Seller of, any Hazardous Waste on, at, under or around any of the Assets in connection with the Business, which would result individually or in the aggregate in any material adverse effect on the Buyer or the ownership or use of the Assets.

          (d) All material written reports and environmental audits or assessments that have been conducted with respect to the Steel Mill Facilities (whether by any Seller or any environmental consultant or engineer engaged for such purpose) are identified on Schedule 3.14(d). Sellers have provided Buyer with true, complete and correct copies of all such environmental audits and assessments.

          (e) To the Knowledge of Sellers, Sellers have all Permits required under applicable Environmental Laws to own or lease their properties (including the Assets) and to conduct the Business thereon, except where failure to obtain such Permits would not individually or in the aggregate have a material adverse effect on the Buyer or the ownership or use of the Assets. All Permits currently held by Sellers pursuant to the Environmental Laws are identified on Schedule 3.14(e).

          (f) To the Knowledge of Sellers: (i) all Hazardous Waste is handled and disposed of in compliance with all applicable Environmental Laws, except where such failure to comply would not individually or in the aggregate have a material adverse effect on the ownership or use of the Assets or otherwise result in any material adverse effect to Buyer; (ii) there are no underground storage tanks located on the Real Property; (iii) there is no exposed friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Sellers and used in the conduct of the Business; and (iv) no polychlorinated biphenyls are used or stored at any Real Property owned or leased by Sellers or Richmond Recycling.

          (g) For purposes of this Agreement, all representations and warranties made by Sellers which address environmental matters or Environmental Laws are contained solely in this Section 3.14 and no other provision of this Agreement shall be interpreted to include any representation or warranty which addresses an environmental matter.

3.15     Intellectual Properties/Computer Software.

          (a) Except as described on Schedule 3.15(a), Sellers own or have the right to use pursuant to license, sublicense or other agreement free and clear of any liens, royalty or other payment obligations, the Intellectual Properties used or held for use in connection with the Business, and all computer software, programs or similar systems (including data and related documentation) owned, leased or licensed by Sellers necessary or desirable to the ownership or use of the Assets. Sellers have taken all necessary action to maintain and protect their respective Intellectual Properties. All Intellectual Properties used or needed by Sellers in the conduct of the

     Business, and all computer software, programs and similar systems owned, licensed or used by Sellers in the conduct of the Business, are not in violation or infringement of any rights of any other Person with respect to any such Intellectual Properties or computer software, programs or similar systems, nor has any Seller received any notice alleging such violation or infringement.

          (b) Schedule 3.15(b) identifies each patent or registration that has been issued to Sellers with respect to any Intellectual Properties, identifies each pending patent application for registration that each Seller has made with respect to any Intellectual Properties, and identifies each license, agreement or other permission that each Seller has granted to any third parties with respect to any Intellectual Properties. Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date).

          (c) Schedule 3.15(c) identifies all Intellectual Properties that any third party owns and that any Seller uses pursuant to a license, sublicense, agreement or permission. Sellers have delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date).

          (d) To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Intellectual Properties of any Seller.

3.16     Permits and License.

     Schedule 3.16 contains a complete and accurate list of all Permits and licenses (including applications therefor) owned or held by each Seller relating to the ownership, development or operations of the Business or the Assets, all of which are in good standing and not subject to challenge, except where the failure to be in good standing or subject to challenge would not result in a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the Assets. With respect to the Business, each Seller and, to the Knowledge of Sellers, Richmond Recycling, are duly licensed by the appropriate Governmental Authorities, except where the failure to be so licensed would not result in a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the Assets.

3.17     Agreements and Commitments.

          (a) Schedule 3.17 is a true, complete and correct list of all Contracts conforming to the descriptions set forth in this Section 3.17 to which any Seller is a party, copies of each of which have been delivered or made available to Buyer as follows:

               (i) Contracts involving aggregate payments by or to any Seller in excess of US $500,000 or not made in the Ordinary Course of Business;

               (ii) any labor union Contract or other Contract with or covering employees of any Seller or Richmond Recycling;

               (iii) any option or other Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in any Real Property;

               (iv) any Contract limiting or restricting in any material manner the operation of the Business;

               (v) any lease or similar Contract under which (i) any Seller is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of US $250,000 or (ii) any Seller is the lessor of, or makes available for use by any third Person, any Tangible Personal Property or Real Property for an annual rent in excess of US $250,000;

               (vi) employment and severance Contracts, including Contracts (i) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or shareholders or members of any Seller, or (ii) that will or could result in the payment by or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or any Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transaction;

               (vii) any Contract (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, and involves consideration in excess of US $250,000; and

               (viii) any Contract for the license, use or other disposition of the Intellectual Property.

3.18     The Contracts.

     Except as set forth on Schedule 3.18:

               (i) the material Assumed Contracts constitute lawful, valid and legally binding obligations of the Sellers in accordance with their terms;

               (ii) each material Assumed Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto;

               (iii) each material Assumed Contract shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally;

               (iv) no material Assumed Contract prohibits or requires the consent of any Person to the assignment to and assumption by Buyer of such Assumed Contract;

               (v) no material Assumed Contract will prohibit competition or restrict the ability of Buyer to engage in any lawful business after Closing; and

               (vi) no party to any material Assumed Contract has repudiated any provision of any material Assumed Contract.

3.19     Employees and Employee Relations.

          (a) Sellers have made available to Buyer a complete list as of May 10, 2002 of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of the Sellers.

          (b) There is no pending or, to the Knowledge of Sellers, threatened employee strike, work stoppage or slowdown or labor dispute. Except as described on Schedule 3.19(b), no employees of any Seller or Richmond Recycling are represented by a labor union or employee organization, and, to the Knowledge of Sellers, (i) no union or employee organization has made a demand for recognition and (ii) no other union organizing or collective bargaining activities by or with respect to any employees of any Seller or Richmond Recycling are taking place.

3.20     Employee Benefit Plans.

          (a) Schedule 3.20(a) lists each Employee Benefit Plan and Other Plan that BSC or any member of the Controlled Group that includes BSC, sponsors or maintains or has within the last five (5) years sponsored or maintained or to which it contributes (including employee elective deferrals) or has within the last five (5) years contributed or been required to contribute.

          (b) Neither BSC, nor any member of a Controlled Group that includes BSC, contributes to, ever has contributed to, or ever has been required to contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. Neither BSC, nor any member of a Controlled Group that includes BSC, maintains or contributes to, ever has maintained or contributed to, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with ss.4980B of the Code).

3.21     Litigation and Proceedings.

     Except as set forth on Schedule 3.21, there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings (including qui tam actions) pending or, to the Knowledge of Sellers, threatened, against any Seller, Richmond Recycling or the Assets.

3.22     Taxes.

          (a) Each Seller has filed all Tax Returns required to be filed by or on behalf of any one of them, as the case may be, prior to the Effective Date. All such Tax Returns are correct and complete in all material respects and each Seller has duly paid all Taxes, whether or not shown on any Tax Return, or have made provision for the payment of all Taxes; and, as of Closing, there will be no Encumbrances on any Assets that arose in connection with any failure to pay any Tax. Seller has not received notice of any, and to the Knowledge of Sellers there are no pending Tax assessments from a Governmental Authority which may give rise to an Encumbrance on the Assets after the Closing.

          (b) Except as described on Schedule 3.22(b), each Seller has withheld proper and accurate amounts from its employees' compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, or has made provision for the payment of, all Taxes on monies paid by any Seller and Richmond Recycling to independent contractors, creditors and other Persons for which withholding or payment is required by applicable law.

          (c) Schedule 3.22(c) lists all federal, state, local and foreign income Tax Returns filed with respect to Sellers for the taxable periods ended on or after June 30, 1999. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any Seller since June 30, 1999.

          (d) Schedule 3.22(d) sets forth the federal income tax basis of the Assets (by category), as used by Sellers in preparing their most recently filed federal income Tax Returns.

3.23     Brokers and Finders.

     Sellers have not employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for CIBC World Markets Corp. and Finley & Colmer and Company, Inc., whose fees and expenses will be paid by Sellers.

3.24     Payments.

     Sellers have not, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person that is in any manner related to the Assets or the Business in violation of any Legal Requirement. No Seller, nor any shareholder, officer, director or employee of any Seller, has received or, as a result of the consummation of the Transaction contemplated by this Agreement, will receive any illegal rebate, illegal kickback or other improper or illegal payment from any Person with whom any Seller conducts or has conducted business.

3.25     Customer List.

     Schedule 3.25 contains a true, complete and correct list of all customers of Sellers since fiscal year 2001 and fiscal year to date 2002 that generated revenues in excess of U.S. $500,000 in any year during such period.

3.26     Compliance with Legal Requirements.

     Except as set forth on Schedule 3.26, to the Knowledge of Sellers, each Seller and Richmond Recycling have complied with all applicable Legal Requirements, except where the failure to do so individually or in the aggregate would not result in a material adverse effect on the Buyer or ownership or use of the Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any Seller alleging failure to so comply.

3.27     No Reliance.

     Except as otherwise provided in this Agreement, the Assets are being conveyed to Buyer as of the Closing Date "AS IS, WHERE IS, AND WITH ALL FAULTS" and the only representations and warranties of any Seller with respect to the Transaction are as expressly set forth in this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

     Buyer and Guarantor hereby, jointly and severally, represent and warrant to Sellers that the statements contained in Article 4 are correct and complete as of the Effective Date and, except where expressly limited to a specific date, shall be correct and complete as of the Closing Date:

4.01     Organization.

          (a) Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          (b) Guarantor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

4.02     Powers; Consents; Absence of Conflicts.

     Buyer and Guarantor have the requisite power and authority to enter into this Agreement, and to perform their respective obligations hereunder. The execution, delivery and performance by Buyer and Guarantor of this Agreement and the consummation of the Transaction by Buyer:

          (a) are within Buyer's and Guarantor's corporate powers and are not in contravention of any Legal Requirement or term of its certificate of formation or operating agreement, each as amended to date, and have been approved by all requisite corporate action;

          (b) except as otherwise expressly provided in this Agreement or as set forth on Schedule 4.02(b), do not require any approval or consent of, or filing with, any Governmental Authority;

          (c) do not conflict with or result in any breach or contravention of any material agreement to which Buyer or Guarantor is a party or by which it is bound; and

          (d) do not violate any material Legal Requirement to which Buyer or Guarantor may be subject.

4.03     Binding Agreement.

     This Agreement and all instruments and agreements hereunder to which Buyer or Guarantor is or becomes a party are (or upon execution will be) valid and legally binding obligations of Buyer or Guarantor, as applicable, enforceable against Buyer or Guarantor, as applicable, in accordance with the respective terms hereof and thereof, except as enforceability against Buyer or Guarantor may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

4.04     Brokers and Finders.

     Buyer and Guarantor have not employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for Banc of America Securities LLC, whose fees and expenses will be paid by Buyer.

4.05     Adequate Assurance.

     Buyer shall have as of the Closing Date all amounts necessary for Buyer to complete the Transaction.

4.06     Pending or Threatened Proceedings.

     Except as described in Schedule 4.06, to the Knowledge of Buyer there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings (including qui tam actions) pending or threatened against Buyer that challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction.

5.       COVENANTS AND AGREEMENTS OF THE PARTIES

5.01     Mechanics of Transaction.

     The parties agree that the transaction will be completed under the auspices and with the approval of the Bankruptcy Court through a sale of the Assets by

Sellers pursuant to a confirmed plan(s) of reorganization under the Bankruptcy Code, which plan (the "Plan") shall be proposed by Sellers and shall be in compliance with the terms of the plan support agreement (the "Plan Support Agreement") to be entered into by Sellers and the Secured Parties simultaneously with this Agreement, to which Buyer and Guarantor will also be parties.

     Each Seller, with the support of Buyer and Guarantor, shall use its best efforts to obtain Bankruptcy Court approval of the Plan and entry of an order which, among other things, will contain findings of fact and conclusions of law
(i) finding that this Agreement was proposed by the parties in good faith and represents the highest and best offer and should be approved; (ii) finding that Buyer is a good faith purchaser under ss. 363(m) of the Bankruptcy Code and that the provisions of ss. 363(n) of the Bankruptcy Code have not been violated;
(iii) finding that there is a sound business purpose for the sale; (iv) authorizing and directing Sellers to assume this Agreement and sell the Assets to Buyer pursuant to this Agreement and ss.ss. 363 and 365 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and encumbrances (including any and all "interests" in the Assets within the meaning of ss. 363(f) of the Bankruptcy Code), other than Assumed Liabilities and Permitted Encumbrances, such that Buyer shall not incur any liability as a successor to the Sellers' business; (v) authorizing and directing Sellers to execute, deliver, perform under, consummate and implement this Agreement; (vi) finding that Buyer is not a successor in interest to Sellers or otherwise liable for any Excluded Liability; (vii) finding that Buyer's acquisition of the Assets and assumption of the Assumed Liabilities does not reflect a significant continuity of the business of Sellers and permanently enjoins each and every holder of an Excluded Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer or Guarantor relative to such Excluded Liability; (viii) finding that the Plan complies with ss. 1129 of the Bankruptcy Code; and (ix) directing the Sellers, at the direction of Buyer, to immediately consummate the sale of the Assets without awaiting the expiration of any applicable time period for appealing the sale order; and provided further that the Bankruptcy Court shall also enter an appropriate order approving the assumption and assignment of the Assumed Contracts. If the Plan is not confirmed within 120 days (or, at the option of Buyer, such additional time not to exceed 60 days) after the petition date, or if an order should be entered by the Bankruptcy Court refusing to confirm the Plan, the parties will use their best efforts to promptly consummate the sale contemplated in this Agreement pursuant to a Section 363 sale under the Bankruptcy Code (an "Alternative Transaction") as more definitively set out in the Plan Support Agreement which shall provide as follows:

          (a) this Agreement shall be approved and the Sellers shall be authorized and directed to consummate the sale to Buyer unless a "higher and better" offer is received;

          (b) Buyer will receive expense reimbursement of its reasonable professional fees incurred in connection with the negotiation, execution and performance of the Agreement, and a topping fee of $25,000,000 if an Alternative Transaction closes with a purchaser other than Buyer and its Affiliates;

          (c) any prospective bidder would be required to post a $27,000,000 cash deposit which would become subject to forfeiture if the prospective bidder wins the auction but fails to close because of its own default, whereupon Buyer would then be entitled to receive such $27,000,000 deposit;

          (d) the initial overbid over the Agreement would have to be in Cash and equal or exceed the Purchase Price by the sum of $2,000,000, plus $25,000,000 topping fee, plus an additional $5,000,000, for a total bid of $647,000,000;

          (e) Buyer shall be credited in its subsequent bidding with

     $27,000,000, representing expense reimbursement plus its topping fee; and

          (f) each bid after the initial overbid must be at least $2,000,000 more than the prior bid.

5.02     Operations.

     From the Effective Date until the Closing Date, except as otherwise expressly provided in this Agreement (including Section 5.03), and subject to any applicable orders of the Bankruptcy Court, each Seller shall carry on its business diligently and substantially in the same manner as it is currently being conducted. Subject to the foregoing, unless otherwise consented to in writing by Buyer, each Seller shall:

          (a) perform when due all Legal Requirements and obligations under material Assumed Contracts (except those relating to the Memphis Steel Mill Facility) and all other Contracts to the extent that they materially affect the Assets or the Business;

          (b) conduct its Business only in the Ordinary Course of Business;

          (c) maintain the Assets in the same condition as the Assets were maintained as of the Effective Date, subject to ordinary wear and tear;

          (d) take all actions necessary and appropriate to deliver to Buyer title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) pursuant to this Agreement and cooperate with Buyer to obtain appropriate releases, consents, estoppels, certificates and other instruments as Buyer may reasonably request;

          (e) keep in full force and effect present insurance policies or other comparable insurance benefiting the Assets and the conduct of the Business;

          (f) maintain and preserve its status as a corporation or limited liability company, as the case may be;

          (g) at the request of Buyer, permit and allow, prior to the Closing, reasonable access by Buyer to negotiate directly with and enter into any agreements for employment of key executives with respect to the operation of the Assets;

          (h) maintain the books, accounts and records in respect of the Assets in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all laws applicable to it and to the conduct of the Business. Notwithstanding any provision to the contrary contained herein, Sellers may continue to pay taxes and trade payables incurred in the Ordinary Course of Business reasonably consistent with past practices;

          (i) not grant any increase in pay to employees of any Seller nor increase any salary, commission, bonus or management fee to any employee other than in the Ordinary Course of Business, nor institute any bonus or pension or profit-sharing plan or program applicable to the employees of any Seller;

          (j) use its reasonable best efforts to preserve intact its Business, keep available the services of its officers and key employees, and maintain its relations and goodwill with suppliers, customers, employees, agents and others having business relationships with Sellers;

          (k) confer with and inform Guarantor of operational decisions of a material nature and report to Guarantor periodically concerning the status, operations and finances of its Business; and

          (l) use its reasonable best efforts to cooperate with Guarantor to ensure an orderly transition and integration of its Business with the business of Guarantor; provided, however, that such cooperation shall not adversely impact Sellers' ability to operate independently from Buyer and Guarantor nor Sellers' ability to compete in markets in which it currently operates or intends to operate.

5.03     Certain Actions.

     From the Effective Date until the Closing Date, except as otherwise expressly provided in this Agreement and as set forth on Schedule 5.03, Seller shall not take any of the following actions without first obtaining the written consent of Buyer (which consent shall not be unreasonably withheld):

          (a) amend or terminate any Assumed Contract; or

          (b) sell, assign, transfer, distribute or otherwise transfer or dispose of any material Assets other than in the Ordinary Course of Business.

5.04     Employee Matters.

          (a) Nothing contained in this Agreement shall confer upon any employee of Sellers or Richmond Recycling any right with respect to continued employment by Buyer.

          (b) Sellers, Guarantor and Buyer contemplate that this Agreement will not interrupt operations at any facility being purchased by Buyer and that Buyer will continue to operate such facilities after Closing with substantially the same workforce each Seller employed at each facility on the Closing Date. From the date hereof through the Closing Date, each Seller will provide Buyer with the opportunity to conduct interviews and extend offers of employment to any of the executives and employees of such Seller. At least five (5) days prior to the Closing, Buyer shall provide BSC with a list of employees of each Seller, if any, that Buyer desires to employ at each facility. Effective as of the Closing, Sellers shall release all such employees, such that they will be available for hire by Buyer. All employer responsibilities arising prior to such release pursuant to the WARN Act (and any other applicable law, rule or regulation pertaining to the termination of any of its employees) shall be the responsibility of Sellers, and Sellers agree to discharge all such responsibilities. Sellers covenant to hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of present or former employees of any Seller employed at any such facility in respect to any and all matters arising or incurred prior to the release of employees contemplated hereby and in respect to severance pay or termination pay and similar obligations relating to the termination of such employees' employment with any Seller. Buyer covenants to hire sufficient numbers of Sellers' personnel at each facility such that no Seller shall be subject to the notification requirements of the WARN Act in connection with the Transaction.

          (c) Buyer shall not assume any liability or obligation of any Seller with respect to or in favor of any employees of any Seller.

5.05     Access to and Provision of Additional Information.

          (a) From the Effective Date until the Closing, upon the reasonable request of Buyer, Sellers shall allow Buyer to have access to the Assets, Contracts, rights, liabilities, obligations, books and records of each Seller, Richmond Recycling and the Business, and Sellers shall cooperate fully with Buyer and Buyer's representatives in connection with Buyer's additional review of the Assets, Contracts, rights, liabilities, obligations, books and records of Sellers, Richmond Recycling and the Business. In addition, Sellers shall use their reasonable best efforts to cause their agents, representatives, remaining employees, officers, directors, vendors, suppliers, and customers to cooperate with Buyer and Buyer's representatives in connection with any reasonable request of Buyer relating to any Assumed Contracts between any such vendors, suppliers, and customers and Seller.

          (b) From the Effective Date until the Closing, Buyer, with Sellers' reasonable cooperation, shall have the right to make all reasonable inspections of the Real Property as it deems desirable, including customary environmental inspections of the Real Property (excluding soil borings). Buyer must obtain Sellers' consent to the nature, scope and location of any such inspection before doing it, and Buyer, if requested, shall provide BSC a copy of any results or report from such inspection; provided, however, that Sellers shall not unreasonably withhold their consent. Buyer agrees to indemnify and hold Sellers harmless from all liabilities and damages (including reasonable attorneys' fees) to persons or property caused by Buyer's inspection of the Real Property.

          (c) From the Effective Date until the Closing Date, Sellers shall use their reasonable best efforts to cause the officers and remaining employees of each Seller and Richmond Recycling to confer on a regular and frequent basis with one or more representatives of Buyer and to answer Buyer's questions regarding matters relating to the conduct of the Business and the status of the Transaction. Sellers shall immediately notify Buyer in writing of any material changes in the operations or financial condition of the Business and shall keep Buyer reasonably informed of such matters.

          (d) Each Party shall be responsible for its own costs and expenses incurred pursuant to this Section 5.05.

5.06     Post-Closing Maintenance of and Access to Information.

     The Parties acknowledge that after the Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of concluding the Transaction, Tax Returns or audits, the Assumed Contracts and other Legal Requirements, and the prosecution or defense of third Party claims. Accordingly, each Party shall keep, preserve and maintain in the Ordinary Course of Business, and as required by Legal Requirements and relevant insurance carriers, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes for a period of five (5) years after the Closing; provided, however, that Sellers shall, as soon as reasonably practicable after the Closing, deliver all of such information or documents in its possession in whatever form (e.g., written, video, computer record) to Buyer and Buyer shall maintain such information or documents in its possession in accordance with the foregoing provisions at the corporate office of Seller located in Birmingham, Alabama for as long as Buyer maintains the lease on such office and thereafter at such reasonable location determined by Buyer, and the Sellers shall have a right of access as provided herein to such information or documents during normal working hours upon reasonable notice to Buyer. Notwithstanding the foregoing, no Party shall destroy or otherwise dispose of any of the items referenced in this Section 5.06 unless the Party seeking to destroy or dispose of such items provides sixty (60) days' prior written notice to the other Party of the intent to seek or destroy such items and affords such other Party an opportunity to copy or otherwise remove such items. The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.

5.07     Governmental Authority Approvals; Consents to Assignment.

          (a) From the Effective Date until the Closing Date, each Seller, Buyer and Guarantor shall both (i) promptly apply for, diligently pursue through to completion, and use their respective commercially reasonable best efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of Governmental Authorities and third parties required of it to consummate the Transaction (including the assignment of the Assumed Contracts), (ii) provide such information and communications to Governmental Authorities as the other Parties or such Persons may reasonably request, and (iii) assist and cooperate with other Parties to obtain all Permits and clearances of Governmental Authorities that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Transaction; provided, however, that, notwithstanding the foregoing, no Party shall have any obligation under such provisions (x) to pay any cash amounts to Governmental Authorities other than filing fees, or (y) to agree to divest Assets or limit the operations of its businesses except as set forth in this Section 5.07.

          (b) From and after the Effective Date until the Closing Date, each of Buyer, Guarantor and Sellers shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction as soon as practicable, including (i) to file as soon as practicable after the Effective Date (the "Filing Date") a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, or trade regulation matters), (ii) to promptly apply for, diligently pursue through to completion, and use reasonable best efforts to obtain prior to Closing all consents, approvals, authorizations, Permits and clearances of Governmental Authorities and third parties required of it to consummate the Transaction, (iii) to provide such information and communications to Governmental Authorities as they may request, (iv) to effect all necessary registrations, filings and submissions and to use reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other legal bar to consummation of the Transaction or otherwise restraining or prohibiting the consummation thereof (and, in such case, to proceed with the consummation of the Transaction as expeditiously as possible), including through all possible appeals, unless waived by Buyer, (v) to assist and cooperate with each other to obtain all Permits and clearances of Governmental Authorities that are necessary, and to prepare any document or other information reasonably required of it to consummate the Transaction, and (vi) to execute and deliver any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Transaction, and to fully carry out the purposes of, this Agreement. Guarantor, Buyer and each Seller agree that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially adversely affect or materially delay the Closing or the ability of any of the parties to satisfy any of the conditions to the Closing or to consummate the Transaction.

          (c) In furtherance of and without limitation of the foregoing, each of Buyer, Guarantor and Sellers shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation; (ii) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Legal Requirements, permit the other Party to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other Parties in connection therewith); and (iii) furnish the other Party with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority of their respective staffs on the other hand, with respect to this Agreement and the Transaction.

          (d) Buyer and Guarantor are entitled to pursue and exhaust all of their legal alternatives with respect to the HSR Act; provided, however, Guarantor and Buyer will take any and all steps, including divesting and/or agreeing to divest Assets, to permit the consummation of the Transaction within 270 days of the Effective Date at its own expense, and with no reduction in the Purchase Price. Buyer shall pay any filing fees required to be paid in connection with the HSR Act.

          (e) Sellers, with Buyer's and Guarantor's cooperation, shall use their best efforts to obtain Bankruptcy Court approval of the assumption by and assignment to Buyer of the Assumed Contracts, and Sellers and Buyer shall use their respective commercially reasonable best efforts to obtain all other consents and approvals required to assign the Assumed Contracts to Buyer.

5.08     Allocation of Purchase Price for Tax Purposes.

     Sellers and Buyer agree that, for income tax purposes, Seventy-Five Million Dollars (US $75,000,000) of the Purchase Price shall be allocated to the fixed assets and working capital of BSE and the remainder of the Purchase Price shall be allocated among the other Assets as Buyer may determine, in accordance with their fair market values consistent with ss.1060 of the Code, and such allocation shall be binding upon the Buyer and Sellers for all applicable Tax purposes. Sellers and Buyer covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns.

5.09     Further Acts and Assurances.

     At any time and from time to time at and after the Closing, upon request of Buyer, Sellers shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets and to generally carry out the purposes and intent of this Agreement. Sellers shall also furnish Buyer with such information and documents in its possession or under its control, or that Sellers can execute or cause to be executed, as will enable Buyer (i) to obtain suitable title insurance policies; and (ii) to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and the Business.

5.10     Costs and Expenses.

     Except as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and related to the Transaction, including legal counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expense, whether or not the Transaction is consummated. Buyer shall pay the cost of Buyer's owner's title insurance policies and the cost of Buyer's land title surveys of the Real Property, and environmental, engineering and other professional studies undertaken by Buyer.

5.11     Insurance Ratings.

     From the Effective Date until the Closing Date, Sellers shall take all actions reasonably requested by Buyer to enable Buyer to succeed to the Workers' Compensation and Unemployment Insurance ratings, insurance policies and other interests of each Seller and the Business for insurance or other purposes. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

5.12     Fulfillment of Conditions.

     Each Party will execute and deliver at the Closing each agreement, instrument or other document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Guarantor, Buyer and each Seller contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

5.13     Release of Encumbrances.

     The obligation of Sellers to deliver the Assets free and clear of any Encumbrances (other than Permitted Encumbrances) shall be limited to obtaining a bankruptcy sale order that provides for the delivery of the Assets free and clear of any Encumbrances other than Permitted Encumbrances. In the event Buyer desires to have any Encumbrances released and discharged other than by means of the bankruptcy sale order, Buyer, at its sole cost, shall obtain such releases or discharges, provided that such release shall not delay or prevent the consummation of the Transaction.

5.14     Dismissal of  Litigation

     Within three (3) Business Days of the Effective Date, BSC shall cause the lawsuit brought by BSC against the Guarantor in the Circuit Court of Jefferson County, Alabama to be dismissed without prejudice. Upon Closing, BSC shall grant to Guarantor a complete release and covenant not to sue on the basis of any and all claims comprising, related to, or connected with such lawsuit.

5.15     Guaranty of Buyer's Obligations.

     Under a separate instrument, Guarantor will irrevocably and unconditionally guarantee the performance of Buyer's obligations under this Agreement and payment of the Purchase Price and any other amounts payable by Buyer to Sellers under the terms of the Agreement that are not paid by Buyer when due.

5.16     Transfer Taxes.

     In accordance with ss.1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the bankruptcy case, and as such shall be free and clear of any and all stamp tax or similar taxes. Sellers shall use their best efforts to make certain that the sale order so provides, and shall use their best efforts to ensure that the instruments transferring the Assets to Buyer shall contain the following endorsement:

         "Because this (instrument) has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware, in contemplation of a plan of reorganization of the Grantor, it is exempt from any law imposing a stamp tax or similar tax pursuant to 11 U.S.C. ss.1146(c)."

     In the event real estate transfer Taxes are nonetheless required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such Taxes are assessed at any time thereafter, such real estate transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

5.17     Use of Name.

     For the 180 days from and after the Closing Date, Sellers may use any of the names acquired by Buyer pursuant to this Agreement or any variations of the foregoing in the conduct of their business only as is required in or in connection with the Sellers' bankruptcy case or the winding up of their operations and except and solely to the extent as is required to perform any Contract which is not an Assumed Contract; provided, however, that such use shall not materially conflict with the business of Buyer.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     The obligations of Sellers and their Affiliates hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in writing by Sellers:

6.01     Representations and Warranties; Covenants.

          (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Effective Date and, except where expressly limited to a specific date, on and as of the Closing Date, except where such failure to be true, complete and correct would not individually or in the aggregate have a material adverse effect on Sellers.

          (b) Each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed, including the obligations of Buyer in Section 8.03, except where such failure to comply or perform would not individually or in the aggregate have a material adverse effect on Sellers.

6.02     Adverse Actions or Proceedings.

     Except as set forth in Section 5.07, no Governmental Authority shall have taken any action or made any request of any Seller or Buyer which could reasonably be expected to have the effect of preventing the consummation of the Transaction, and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the Sellers shall have used their reasonable best efforts to cause any such order to be vacated or lifted.

6.03     Pre-Closing Confirmations.

     Sellers shall have obtained documentation or other written evidence reasonably satisfactory to Sellers that Sellers and Buyer have received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the Transaction and that all applicable waiting periods under the HSR Act have expired.

6.04     Bankruptcy Court Order.

     Sellers shall have obtained or received documentation or other evidence reasonably satisfactory to Sellers that the Bankruptcy Court has issued a final order as described in Section 5.01 hereof, authorizing the consummation of the Transaction (or such order as is otherwise acceptable to Sellers) unless waived by Sellers.

6.05     Deliveries at Closing.

     Buyer shall have delivered to Sellers, in a form reasonably acceptable to Sellers, the documents referred to in Section 8.03 except where such failure would not individually or in the aggregate have a material adverse effect on the Sellers, and shall have paid the Purchase Price, as adjusted pursuant to Section 2.06.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Buyer:

7.01     Representations and Warranties; Covenants.

          (a) Each of the representations and warranties of Sellers (whether relating to itself or its Affiliates) contained in Sections 3.01, 3.03 (other than 3.03(c) and 3.03(d)), 3.04, 3.05, 3.12, and 3.13 (other than subsections (c), (e) or (f)), of this Agreement shall be true, complete and correct on and as of the Closing Date, except where such failure would not individually or in the aggregate have a material adverse effect on the Buyer or on the ownership or use of the Assets.

          (b) Each and all of the terms, covenants and agreements to be complied with or performed by Sellers on or before the Closing Date shall have been complied with or performed, including the obligations of Sellers in Section 5.02, except where such failure to comply or perform would not individually or in the aggregate have a material adverse effect on the Buyer or on the ownership or use of the Assets.

7.02     Pre-Closing Confirmations and Contractual Consents.

     Buyer shall have obtained or received from Sellers documentation or other evidence reasonably satisfactory to Buyer that:

          (a) Sellers and Buyer have received all consents, Permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the Transaction and to allow Buyer to operate the Assets in substantially the same manner as operated prior to the Effective Date;

          (b) the Bankruptcy Court has issued a final order as described in
     Section 5.01 hereof, authorizing the consummation of the Transaction (or such order as is otherwise acceptable to Buyer and Sellers) unless waived by the Buyer;

          (c) Buyer has obtained such other consents and approvals (other than such consents or approvals where the failure to obtain such approval would not individually or in the aggregate have a material adverse effect on the Buyer or on the ownership or use of the Assets) as may be legally or contractually required for Buyer's consummation of the Transaction unless waived by the Buyer;

          (d) Sellers have cured all defaults (whether monetary or non-monetary) under the material Assumed Contracts except for Assumed Contracts related to the Memphis Steel Mill Facility;

          (e) all applicable waiting periods under the HSR Act have expired or terminated (it being understood that this condition is the sole provision in this Section 7 relating to the Antitrust Laws and that this condition shall lapse and become null and void on the 270th day immediately following the Effective Date); and

          (f) the lawsuit brought by BSC against Guarantor in the Circuit Court of Jefferson County, Alabama has been dismissed without prejudice, and that BSC has granted to Guarantor and its Affiliates and their respective officers, directors, employees and representatives, a complete release and covenant not to sue on the basis of any and all claims of any kind and nature, known or unknown, occurring prior to the Closing Date.

7.03     Adverse Actions or Proceedings.

     No Governmental Authority shall have taken any action or made any request of any Seller or Buyer which could reasonably be expected to have the effect of preventing the consummation of the Transaction, and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the Guarantor and Buyer shall have used their reasonable best efforts to cause any such order to be vacated or lifted and shall have performed their obligations under Section 5.07.

7.04     Deliveries at Closing.

     Sellers shall have delivered to Buyer, in form reasonably acceptable to Buyer and approved by Buyer's counsel, the documents referred to in Section 8.02, except where failure to do so would not individually or in the aggregate have a material adverse effect on the Buyer or the ownership or use of the Assets.

7.05     Material Adverse Effect.

     No event or condition shall have occurred and no circumstance exists that has had, or could reasonably be expected to have, a material adverse effect on the condition or the operation of the Assets; provided, however, that an event or condition that affects the economy or the steel industry generally shall not be considered to have a material adverse effect.

8.       CLOSING; TERMINATION OF AGREEMENT

8.01     Closing.

          (a) Consummation of the sale and purchase of the Assets and the Business and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202 at 10:00 A.M. on the fifth Business Day following satisfaction or waiver of the conditions set forth in Article 6 and Article 7, or the delivery by the Auditors of the Net Inventory and Receivables Statement, or at such time or place as the Buyer and Sellers may mutually agree. Unless otherwise agreed in writing by the Buyer and Sellers at the Closing, the Closing shall be effective for accounting purposes as of 12:01 A.M. on the day following the Closing Date.

          (b) No later than five (5) Business Days prior to the Closing, Buyer may designate one or more Affiliates to take title to the Assets, and references to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at the Closing shall apply to each such designee with respect to the Assets acquired by it. Buyer shall notify Sellers prior to the Closing of the names of such designees and, from and after the Closing, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such designee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it.

8.02     Sellers' Closing Deliveries.

     At the Closing unless otherwise waived in writing by Buyer, Sellers shall deliver, or shall cause to be delivered, to Buyer:

          (a) general warranty deeds and (where applicable) assignments of lease, in form and substance reasonably acceptable to Buyer, in recordable form, conveying to Buyer good and marketable fee title to the Real Property Owned and valid leasehold title to any Real Property that is leased by any Seller, free and clear of all Encumbrances other than the Permitted Encumbrances;

          (b) bills of sale and assignment, as the case may be, in form and substance reasonably acceptable to Buyer, conveying to Buyer good and valid title to all of the Assets other than the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances;

          (c) assignments in form and substance reasonably acceptable to Buyer, conveying the Sellers' interests in the Assumed Contracts to Buyer;

          (d) copies of resolutions or equivalent instruments duly adopted by the governing body of each Seller and, if required, the shareholders of each Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the Transaction, certified as true and in full force and effect as of the Closing Date by the appropriate officers, directors or shareholders of each Seller;

          (e) certificates of the duly authorized President or Vice President or similar officer of BSC certifying that each of the representations and warranties of Sellers listed in Section 7.01(a) of this Agreement are true and correct on and as of the Closing Date, and that each and all of the terms, covenant and agreements set forth in Section 5.02 to be complied with or performed by Sellers (or their Affiliates) on or before the Closing Date have been complied with and performed, except when such failure to be true and correct or to comply will not cause a material adverse effect individually or in the aggregate on the Buyer or the ownership or use of the Assets;

          (f) a certificate of good standing from the jurisdiction in which each of BSC, BSE, and PESCO is organized, dated within thirty (30) days prior to the Closing Date;

          (g) consent of members of Richmond Recycling to the transfer to Buyer and its Affiliates of the Richmond Interests; and

          (h) such other instruments, agreements, certificates and documents as Buyer reasonably deems necessary to effect the Transaction.

8.03     Action of Buyer at Closing.

     At the Closing and unless otherwise waived in writing by Sellers, Buyer shall deliver to Sellers:

          (a) the Purchase Price;

          (b) an assignment and assumption agreement, fully executed by Buyer, in form and substance reasonably acceptable to Sellers, pursuant to which Buyer shall assume the future performance of the Assumed Contracts;

          (c) copies of resolutions duly adopted by the governing body of Buyer authorizing and approving Buyer's execution and delivery of this Agreement and the Transaction, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer,

          (d) certificates of the duly authorized President or a Vice President of Buyer certifying that each of the representations and warranties of

     Buyer contained in this Agreement is true and correct on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date have been complied with and performed, except where such failure will not cause a material adverse effect individually or in the aggregate on the Sellers.

          (e) certificates of existence and good standing of Buyer from the jurisdiction in which it is organized, dated within thirty (30) days prior to the Closing Date; and

          (f) such other agreements, instruments and documents as Sellers reasonably deem necessary to effect the Transaction.

8.04     Termination Prior to Closing

     Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the Transaction abandoned, upon notice by the terminating Party to the other Party:

               (i) at any time before the Closing, by mutual written consent of Buyer and Sellers without penalty or payment; or

               (ii) at any time before the Closing, by Buyer on the one hand, or Sellers on the other hand, in the event of a breach of this Agreement by the non-terminating Party which would create a failure of a condition to the non-terminating Party's obligation to close the Transaction under Sections 6 or 7, as the case may be, and which is impossible or impracticable, with the use of commercially reasonable efforts, to cure prior to the Closing; or

               (iii) at the option of any Party, if the Closing has not occurred within 285 days from the Effective Date; provided, however, that no Party may terminate under this Section if such Party's breach of this Agreement caused the failure of a condition under Sections 6 or 7 not to be satisfied.

9.       GENERAL

9.01     Schedules.

     The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity. Any statement, notation or other disclosure in any Schedule relates only to the particular section or subsection of the Agreement under which such statement, notation or disclosure is listed and does not apply to any other section or subsection of this Agreement.

9.02     Tax Effect.

     Neither Buyer nor Sellers (nor their counsel or accountants) have made or are making in this Agreement any representation to any other Party (or such Party's counsel or accountants) concerning any of the Tax effects or consequences on the other Party of the Transaction. Each Party represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

9.03     Reproduction of Documents.

     This Agreement and all documents relating hereto, including consents, waivers and modifications that may hereafter be executed, the documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to any Party may be reproduced by any Party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Buyer and Sellers may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the Ordinary Course of Business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.04     Consents, Approvals and Discretion.

     Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either Party that is not in such Party's sole discretion or either Party must or may exercise discretion (other than its sole discretion), such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

9.05     Choice of Law; Submission to Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state's conflicts of laws rules. Each of the Buyer, Guarantor and Sellers hereby submits to the exclusive jurisdictions of the State and Federal Courts located in Delaware, including the Bankruptcy Court, and irrevocably waives, to the fullest extent permitted by law, any objection to such action based on venue or forum non conveniens.

9.06     Benefit; Assignment.

     This Agreement shall inure to the benefit of and be binding upon Guarantor, Buyer and Sellers and their respective legal representatives, successors and assigns. No Party may assign this Agreement without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement, without the consent of Sellers, in whole or in part, to any Affiliate or Affiliates of Buyer; and further provided, Sellers may assign this Agreement to the collateral agent as collateral for the benefit of the Secured Parties and/or in connection with the exercise of such collateral agent of rights and remedies in connection with such security. In the event Buyer elects to assign this Agreement in whole or in part to any Affiliates of Buyer, Guarantor shall guaranty the performance of any and all obligations of such Affiliates hereunder.

9.07     No Third Party Beneficiary.

     The terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of Guarantor, Buyer and Sellers, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person.

9.08     Waiver of Breach, Right or Remedy.

     The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy of the waiving Party in this Agreement (a) shall not waive or be construed to waive any subsequent breach or violation of the same provision, (b) shall not waive or be construed to waive a breach or violation of any other provision, and (c) shall be in writing and may not be presumed or inferred from any Party's conduct. Except as expressly provided otherwise in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of one or more remedies by a Party shall not constitute a waiver of the right of such waiving Party to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

9.09     Notices.

     Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (a) on the date tendered by personal delivery, (b) on the date received by facsimile or other electronic means, (c) one day after the date tendered for delivery by nationally recognized overnight courier, or (d) three days after the date tendered for delivery by United States mail with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

   If to Buyer:                   JAR Acquisition Corp.
                                  c/o Nucor Corporation
                                  2100 Rexford Road
                                  Charlotte, North Carolina 28211
                                  Attn: Joseph A. Rutkowski
                                  Telephone: (704) 367-8677
                                  Facsimile: (704) 367-8696

   with a copy (that shall not
   constitute notice) to:         Moore & Van Allen PLLC
                                  Suite 4700
                                  100 North Tryon Street
                                  Charlotte, North Carolina 28202-4003
                                  Attn: Ernest S. DeLaney III
                                  Telephone: (704) 331-3519
                                  Facsimile: (704) 339-5819

   If to BSC, BSE or PESCO:       Birmingham Steel Corporation
                                  1000 Urban Center Drive
                                  Suite 300
                                  Birmingham, Alabama 35242
                                  Attn:  Mr. J. Daniel Garrett
                                  Telephone: (205) 970-1213
                                  Facsimile: (205) 970-1353

   with a copy (that shall not    Burr & Forman LLP
   constitute notice) to:         3100 Southtrust Tower
                                  420 N. 20th Street
                                  Birmingham, Alabama  35203
                                  Attn: Gene T. Price
                                  Telephone: (205) 458-5328
                                  Facsimile: (205) 458-5100

   If to Guarantor:               Nucor Corporation
                                  2100 Rexford Road
                                  Charlotte, North Carolina 28211
                                  Attn: Joseph A. Rutkowski
                                  Telephone: (704) 367-8677
                                  Facsimile: (704) 367-8696


     or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section 9.09.

9.10     Severability.

     If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, the parties hereto agree to negotiate in good faith a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.11     Entire Agreement; Counterparts; Amendment.

     This Agreement supersedes all prior or contemporaneous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties hereto representing the subject matter of this Agreement and no Party shall be entitled to benefits other than those specified herein. As between or among the parties hereto, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the parties hereto on or after the Effective Date. Each representation, warranty and covenant contained in this Agreement has independent significance, and if any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative level of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. This Agreement may be executed in two (2) or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed by the parties hereto.

9.12     Survival.

     The representations and warranties contained in this Agreement and in any Schedule or certificate delivered pursuant to this Agreement shall not survive consummation of the Transaction and shall expire immediately after the Closing; provided, however, that this Section 9.12 shall not in any manner affect the Purchase Price Adjustment set forth in Section 2.06.

9.13     Drafting.

     No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

9.14     Publicity.

     No Party shall prior to the Closing, without prior consultation with the other parties to the extent practicable under the circumstances taking into account applicable laws and stock exchange requirements, make any public disclosure with respect to the Transaction, any negotiations or discussions concerning the Transaction or the existence of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.


                                      BSC:

                                      BIRMINGHAM STEEL CORPORATION


                                      By:
                                      Name:
                                      Title:

                                      BSE:

                                      BIRMINGHAM SOUTHEAST, LLC


                                      By:
                                      Name:
                                      Title:

                                      PESCO:

                                      PORT EVERGLADES STEEL CORPORATION


                                      By:
                                      Name:
                                      Title:




                                     BUYER:

                                     JAR ACQUISITION CORP.

                                     By:
                                     Name:
                                     Title:


                                     GUARANTOR:

                                     NUCOR CORPORATION


                                     By:
                                     Name:
                                     Title: